Exhibit 10.1

FAIR ISAAC CORPORATION

TRANSITION AND SEPARATION AGREEMENT

WITH STUART C. WELLS

THIS TRANSITION AND SEPARATION AGREEMENT (the “Agreement”) is made and entered into as of August 21, 2019 (the “Effective Date”) by and between Fair Isaac Corporation, a Delaware corporation (the “Company”), and Stuart C. Wells, a resident of California (“Executive”).

BACKGROUND

A.    Executive began his employment with the Company in 2012 and currently serves as the Company’s Executive Vice President, Chief Technology Officer.

B.    The Company and Executive entered into a letter agreement dated April 24, 2012 (the “Letter Agreement”).

C.    The Company and Executive entered into a Management Agreement dated April 25, 2012, as amended by an Amendment to Management Agreement dated April 21, 2014 and a Second Amendment to Management Agreement dated May 10, 2016 (the “Management Agreement”).

D.    The Company and Executive are parties to a PIIA and Indemnification Agreement (as such terms are defined in the Letter Agreement).

E.    As of the Effective Date, Executive holds options to purchase shares of common stock of the Company and holds restricted stock unit awards, performance share unit awards, and market share unit awards pursuant to written option agreements, restricted stock unit agreements, performance share unit agreements, and market share unit agreements as applicable (the “Equity Awards”), as summarized in the attached Exhibit A to this Agreement.

F.    Executive has announced that he intends to separate from the Company effective December 31, 2019 (the “Separation Date”).

G.    The parties have agreed that following the Effective Date Executive shall remain employed with the Company and otherwise provide services to the Company under the terms of this Agreement in order to facilitate a smooth transition for the Company.

NOW THEREFORE, in consideration of the mutual promises and provisions contained in this Agreement, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1.    Separation. Executive hereby confirms his resignation as the Executive Vice President, Chief Technology Officer and as an officer of the Company and any of its subsidiaries and affiliates, effective as of the Effective Date. Executive further confirms his separation and resignation as an employee of the Company and any of its subsidiaries and affiliates, effective as of the Separation Date. Executive’s employment with the Company will automatically terminate effective as of the Separation Date, unless earlier terminated in accordance with subparagraph 2(d) below. The period of Executive’s employment hereunder is referred to in this Agreement as the “Transition Term”. Executive shall not have any other employment or engage in any other business venture during the Transition Term.

2.    Employment Terms During Transition.

(a)    Scope of Engagement. Subject to the terms and conditions of this Agreement, Executive agrees to remain in the employ of the Company, and the Company agrees to continue Executive’s employment, for the duration of the Transition Term. During the Transition Term, Executive shall report to the Company’s Chief Executive Officer or his designee and shall hold the title of Vice President, Technology Strategy of the Company. As Vice President, Technology Strategy, Executive’s duties and responsibilities shall include transition assistance and special project matters as may be requested by the Company’s Chief Executive Officer (“Transition Services”).

(b)    Pay, Equity and Benefits. During the Transition Term, the Company will pay Executive a base salary at the same base salary rate in effect for Executive on the Effective Date, subject to normal withholdings and payable in accordance with the Company’s normal payroll practices. In addition, during the Transition Term Executive shall participate in such employee benefit plans and programs for which he may be eligible and in which he participated on the Effective Date, including the Company’s Management Incentive Plan through September 30, 2019, pursuant to the terms and conditions of such plans; provided, however, that, except with respect to Executive’s continued participation in the Management Incentive Plan through September 30, 2019 (and Executive’s receipt of any payment under the Management Incentive Plan related to such continued participation), Executive shall not be eligible for any incentive, bonus, options, restricted stock unit awards, performance share unit awards, market share unit awards, or other compensation awards during the Transition Term. Executive agrees that consistent with the Company’s policy he does not accrue any vacation leave and will not accrue any vacation leave during the Transition Term and therefore he will not be entitled to any payment for vacation leave upon conclusion of the Transition Term.

(c)    Expenses. The Company shall reimburse Executive for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by him in the performance of his duties and responsibilities for the Company during the Transition Term, subject to the Company’s normal policies and procedures for expense verification and documentation.

(d)    Early Termination. Notwithstanding anything in this Agreement to the contrary, Executive’s employment hereunder continues to be at-will and may be terminated before the Separation Date (1) by the Company for any reason, including without limitation Cause (as such term is defined in the Letter Agreement or the Management Agreement, as

applicable), (2) by Executive for any reason in accordance with the Letter Agreement or the Management Agreement (except that any of the terms of this Agreement do not support an involuntary termination or resignation for Good Reason (as such term is defined in the Letter Agreement or the Management Agreement, as applicable)), or (3) by the Company or Executive for any reason following an Event (as defined in the Management Agreement). The Company and Executive acknowledge and agree, if the Company terminates his employment for any reason prior to the Separation Date, Executive shall not be entitled to any additional compensation or benefits from the Company (including without limitation those outlined in this Agreement), unless Executive is specifically entitled to any pay or benefits based on such termination under the terms of the Letter Agreement or the Management Agreement. .

(e)    Coordination With Management Agreement. The parties agree that (1) if any Event shall occur during the Term (as such term is defined in the Management Agreement), and the employment of Executive with the Company is voluntarily or involuntarily terminated under circumstances specified in Section 2(a) of the Management Agreement, then Executive shall be eligible to receive from the Company or its successor the benefits under Section 2 of the Management Agreement in accordance with the terms of the Management Agreement; and (2) neither Executive’s notice of resignation from his position as Executive Vice President, Chief Technology Officer effective as of the Effective Date, his resignation from employment effective as of the Separation Date, nor his resignation effective as of the Separation Date, both in accordance with paragraph 1, constitute an involuntary termination or resignation for Good Reason (as such term is defined in the Management Agreement), or otherwise triggers any payments or benefits, under the Management Agreement or the Letter Agreement.

3.    Equity Awards. Executive acknowledges and agrees that the spreadsheet set forth as Exhibit A is an accurate list of all unearned or unvested equity-based awards received by Executive during his employment with the Company. The Equity Awards shall continue to be governed by the terms and conditions set forth in the applicable written option agreements, restricted stock unit agreements, performance share unit agreements, and market share unit agreements. For the avoidance of doubt, Executive acknowledges (1) that any unearned and unvested holdings will be forfeited upon the Separation Date, (2) any vested, non-qualified stock options must be exercised within 90 calendar days following the Separation Date, per the terms of existing grant agreements.

4.    Confidential Information. Executive acknowledges entering into the PIIA (as defined in the Letter Agreement) and hereby reaffirms his commitments and obligations under the PIIA. Nothing in this Agreement is intended to modify, amend, cancel or supersede the PIIA in any manner.

5.    Confidentiality.

(a)    General Standard. The provisions of this Agreement, (collectively “Confidential Transition Information”) will be treated by Executive and the Company as confidential. Accordingly, Executive and the Company will not disclose Confidential Transition Information to anyone at any time, except as provided in subparagraph 5(b) below.

(b)    Exceptions.

(i)    It will not be a violation of this Agreement for Executive to disclose Confidential Transition Information to his immediate family, his attorneys, his accountants or tax advisors, or his financial planners. It will not be a violation of this Agreement for the Company to disclose Confidential Transition Information to its directors, officers, employees or agents in the course of performing their responsibilities for the Company, or as otherwise necessary for legitimate business purposes.

(ii)    It will not be a violation of this Agreement for Executive to inform prospective future employers or partners about Executive’s post-employment restrictions and continuing obligations to the Company.

(iii)    It will not be a violation of this Agreement for Executive or the Company to disclose Confidential Transition Information pursuant to a legally enforceable subpoena, deposition notice, or other legal process, so long as before any disclosure is made, such party first notifies the other party and provides such other party with sufficient time to seek a protective order with respect to such Confidential Transition Information.

(iv)    It will not be a violation of this Agreement for Executive or the Company to disclose Confidential Transition Information in reports to governmental agencies as required by law, including but not limited to disclosure as required by federal securities laws and regulations or to any federal or state tax or securities regulator.

6.    Records, Documents, and Property. Executive acknowledges and represents that he will deliver to the Company on or before the conclusion of the Transition Term any and all Company records and any and all Company property in his possession or under his control, including without limitation, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, data, tables, or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary, or other secret information of the Company and all copies thereof, and keys, access cards, access codes, source codes, passwords, credit cards, personal computers, telephones, and other electronic equipment belonging to the Company. Executive agrees to return to the Company any and all Company property that may be provided to him by the Company during the Transition Term immediately upon the end of the Transition Term, or at such earlier time as the Company may request. Nothing in this paragraph 6 is intended to preclude Executive from keeping documents that are related solely to his compensation, benefits, rights, and other perquisites of being an officer and/or employee of the Company and/or its subsidiaries.

7.    Indemnification. The Company will indemnify Executive in connection with Executive’s status, duties and responsibilities for the Company, as set out in the Indemnification Agreement (as defined in the Letter Agreement). Executive states that he has no knowledge of any wrongdoing on the part of the Company or its directors, officers, employees or agents.

8.    Cooperation.

(a)    Agreement to Assist and Cooperate. At the Company’s reasonable request and upon reasonable notice, Executive will, from time to time and without further consideration, during and following the Transition Term, timely execute and deliver such acknowledgements, instruments, certificates, and other ministerial documents (including without limitation, certification as to specific actions performed by Executive in his capacity as an officer of the Company) as may be necessary or appropriate to formalize and complete the applicable corporate records. In addition, at the Company’s reasonable request and upon reasonable notice, Executive will, from time to time and without further consideration, during and following the Transition Term discuss and consult with the Company regarding business matters that he was directly and substantially involved with while employed by or otherwise providing services to the Company.

(b)    Claims Involving the Company. Executive agrees that he will, at any future time, be available upon reasonable notice from the Company, with or without subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities in connection with any litigation or investigation, with respect to matters that Executive has or may have knowledge of by virtue of his employment by or service to the Company or any related entity. In performing his obligations under this subparagraph 8(b) to testify or otherwise provide information, Executive will honestly, truthfully, forthrightly, and completely provide the information requested. Executive will comply with this Agreement upon notice from the Company that the Company or its attorneys believe that his compliance would be helpful in the resolution of an investigation or the prosecution or defense of claims.

(c)    Payment. In the event that Executive’s services under subparagraphs 8(a) or 8(b) exceed five (5) hours in any calendar month following the conclusion of the Transition Term, the Company shall compensate Executive for such additional services at the hourly rate of $200.00.

9.    Non-disparagement. Both Executive and the Company (together the “Parties” or “Party”) will not malign, defame, or disparage the reputation, character, image, products, or services of either Party. Further, Executive will not malign, defame, or disparage the reputation or character of the Company’s directors, officers, employees, or agents. It shall not be considered disparagement and nothing in this Agreement is intended to prevent or interfere with Executive or Company making any required or reasonable communications with, or providing information to, any governmental, law enforcement, or stock exchange agency or representative, or in connection with any governmental investigation, court, administrative or arbitration proceeding.

10.    Taxes. The Company may take such action as it deems appropriate to ensure that all applicable federal, state, city and other payroll, withholding, income or other taxes arising from any compensation, benefits or any other payments made pursuant to this Agreement, and in order to comply with all applicable federal, state, city and other tax laws or regulations, are withheld or collected from Executive. This Agreement is intended to satisfy or be exempt from the requirements of Section 409A(a)(2), (3) and (4) of the Internal Revenue Code of 1986, as amended including current and future guidance and regulations interpreting such provisions (the (“Code”). Executive acknowledges and agrees that the Company has made no assurances or representations to him regarding the tax treatment of any consideration provided for in this Agreement and that the Company has advised him to obtain his own personal tax advice. Except for any tax amounts withheld by the Company from the payments or other consideration hereunder and any employment taxes required to be paid by the Company, Executive shall be responsible for payment of any and all taxes owed in connection with the consideration provided for in this Agreement.

11.    Assignment and Successors. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Executive may not assign this Agreement or any rights or obligations hereunder. Any purported or attempted assignment or transfer by Executive of this Agreement or any of Executive’s duties, responsibilities, or obligations hereunder shall be void. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

12.    Notices. For purposes of this Agreement, notices provided in this Agreement shall be in writing and shall be deemed to have been given when personally served, sent by courier or mailed by United States registered or certified mail, return receipt requested, postage prepaid, to the last known residence address of Executive as stated in the employment records of the Company or, in the case of the Company, to its principal office, to the attention of the Company’s Chief Executive Officer and the Company’s General Counsel, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

13.    Construction and Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, said illegality or invalidity will not in any way affect the legality or validity of any other provision hereof.

14.    Remedies. Executive acknowledges that it would be difficult to fully compensate the Company for monetary damages resulting from any breach by him of the provisions paragraphs 4, 5 or 6 of this Agreement. Accordingly, in the event of any actual or threatened breach of any such provisions, the Company shall, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual monetary damages.

15.    Entire Agreement. This Agreement sets forth the entire agreement between the Company and Executive with respect to his employment by the Company, the termination of such employment, and the Transition Term, and there are no undertakings, covenants, or commitments other than as set forth in this Agreement, the written agreements applicable to the Equity Awards, the Letter Agreement, the Management Agreement, the PIIA, Indemnification Agreement, and any qualified employee benefit plans sponsored by the Company in which Executive is a participant. This Agreement may not be altered or amended, except by a writing executed by the party against whom such alteration or amendment is to be enforced.

16.    Counterparts. This Agreement may be simultaneously executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

17.    Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only, and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

18.    Survival. The parties expressly acknowledge and agree that the provisions of this Agreement which by their express or implied terms extend beyond the termination of Executive’s employment hereunder, including without limitation paragraphs 4, 5 or 6 of this Agreement shall continue in full force and effect, notwithstanding the conclusion of the Transition Term. In addition, the representations and warranties contained herein shall survive the execution and delivery hereof and the consummation of the transactions contemplated hereby.

19.    Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof, or the exercise of any other right or remedy granted hereby or by any related document or by law. No single or partial waiver of rights or remedies hereunder, nor any course of conduct of the parties, shall be construed as a waiver of rights or remedies by either party (other than as expressly and specifically waived). Any waiver of rights or obligations hereunder shall be in writing signed by the waiving party.

[signature page follows]

IN WITNESS WHEREOF, the parties have signed this Transition and Separation Agreement as of the date set forth above.

FAIR ISAAC CORPORATION		STUART C. WELLS

By:	/s/ Mark R. Scadina	/s/ Stuart C. Wells
	Mark R. Scadina	Signature
Its Executive Vice President, General Counsel and Corporate Secretary

Exhibit A

Long-Term Incentive Awards with Unvested or Unearned Status

(As of August 20, 2019)

Grant Number	Type	Grant Date	Targeted Shares Granted	PSU Performance Factor	PSUs Earned	MSU Period 1 Earnings	MSU Period 2 Earnings	Shares Unvested or Unearned (August 19, 2019)	Notes
P170007	PSU	12/8/2016	7,268	175.625%	12,765			4,255	(1)
P180007	PSU	12/8/2017	5,488	200.000%	10,976			7,317	(2)
P190007	PSU	12/10/2018	5,300	TBD	TBD			5,300	(3)
M170007	MSU	12/8/2016	7,268			2,859	4,846	TBD	(4)
M180007	MSU	12/8/2017	5,488			3,312	TBD	TBD	(5)
M190007	MSU	12/10/2018	5,300			TBD		TBD	(6)
RU011124	RSU	12/8/2015	6,846					1,711
RU011938	RSU	12/8/2016	7,268					3,634
RU012830	RSU	12/8/2017	5,488					4,116
RU016285	RSU	12/10/2018	5,300					5,300

Notes:

(1)	Reflects 7,268 targeted PSUs granted x 175.625% performance factor. Final tranche of 4,255 units will vest 12/8/19.
(2)	Reflects 5,488 targeted PSUs granted x 200% performance factor. Next tranche of 3,659 units will vest on 12/8/19.
(3)	Reflects 5,300 targeted PSUs granted. FY19 performance factor yet to be determined. 1st tranche will vest on 12/10/19.
(4)	Period 3 earnings yet to be determined and will be equal to 3 year earnings less units earned in Periods 1 and 2 with those units vesting on 12/8/19.
(5)	Period 2 earnings yet to be determined with those units vesting on 12/8/19.
(6)	Period 1 earnings yet to be determined with those units vesting 12/10/19.

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